Exhibit 10.3

GREENWICH KAHALA USA, INC
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on ________ effective as of _________ (the “Effective Date”), by and between Greenwich Kahala USA, Inc (the “Company”), and ____________ (“Executive”). Where the context permits, references to “the Company” shall include the Company and any successor of the Company.

W I T N E S S E T H:

WHEREAS, the Company and Executive wish to enter into this Agreement pursuant to which Executive will serve as the _______________ of the Company; and

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.     SERVICES AND DUTIES. Subject to Section 2 hereof, from and after the Effective Date, Executive shall, pursuant to the terms of this Agreement, be employed by the Company as the _____________, and shall report directly to the Board of Directors (the “Board”) of Greenwich Kahala Aviation Ltd, a Bermuda exempted company (or any successor thereto) (“GKA”). The principal location of Executive’s employment with the Company shall be at a Company office in Jupiter, FL although Executive understands and agrees that Executive may be required to travel from time to time for business reasons. During the Term (as defined in Section 2), Executive shall be a full-time employee of the Company, shall dedicate substantially all of Executive’s working time to the Company, and shall have no other employment or other business ventures which interfere with Executive’s duties under this Agreement. Executive shall (a) have all authorities, duties and responsibilities customarily exercised by an individual serving as chief investment officer of a company the size and nature of the Company; (b) be assigned no duties or responsibilities that are materially inconsistent with, or that materially impair his ability to discharge, the foregoing duties and responsibilities; and (c) have such additional duties and responsibilities, consistent with the foregoing, as the Board may from time to time assign to him. Notwithstanding the foregoing, nothing herein shall prohibit Executive from (i) participating in trade associations or industry organizations which are related to the business of the Company or engaging in charitable, civic or political activities, (ii) engaging in personal investment and trading activities for Executive and Executive’s family that do not give rise to any conflicts of interest with the Company or its Affiliates, (iii) accepting directorships unrelated to the Company that do not give rise to any conflicts of interest with the Company or its Affiliates, or (iv) engaging in the activities on behalf of First Greenwich Kahala, Ltd. described in the section of the Form F-1 Registration Statement of GKA entitled “Conflicts of interest” at page xv, in the case of the foregoing clauses (i), (ii), (iii), and (iv), so long as such interests do not materially interfere, individually or in the aggregate, with the performance of Executive’s duties hereunder.

2.     TERM. Executive’s employment under the terms and conditions of this Agreement shall commence on the Effective Date. Such employment shall continue for an initial term of four (4) years following the Effective Date (the “Initial Term”). The term of Executive’s employment under this Agreement will be automatically extended on each January 1 following the expiration of the Initial Term for an additional one-year term (each, a “Renewal Term”). The Initial Term and any Renewal Terms are collectively referred to as the “Term,” and the Term shall continue as described in the preceding sentence, unless either the Executive or the Company has given written notice to the other no less than sixty (60) days prior to the expiration of the Term that the Term shall not be so extended. Notwithstanding the above, the Term shall earlier expire immediately upon the termination of Executive’s employment pursuant to Section 5 hereof.

3.     COMPENSATION.

(a)     Base Compensation. The Company shall pay to Executive a base salary in the amount of $___________ per annum in accordance with the regular payroll practices of the Company (the base salary as in effect from time to time, the “Base Compensation”). Payment of the Base Compensation is subject to customary employee contributions to any benefit programs in which Executive is enrolled. The Base Compensation may be increased from time to time at the Board’s sole discretion, but in no event shall the Base Compensation be reduced without Executive’s approval.

(b)     Annual Cash Bonus. For each full calendar year during the Term, Executive shall be eligible to receive a targeted annual cash incentive award equal to 100% of the then-current Base Compensation (the “Target Annual Bonus”). The actual amount of the bonus (each, an “Annual Bonus”) (which may be less or more than the targeted amount) will be determined based on the achievement of performance criteria relating to both Executive and the Company, as determined each year in good faith by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion, following consultation with Executive. The Annual Bonus, if any, shall be paid to Executive by no later than March 15 of the year following the year to which such Annual Bonus relates, so long as Executive is actively employed by the Company and has not provided a notice of resignation to the Company or received a notice of termination from the Company as of the date of payment.

(c)     Equity Award. During the Term, Executive shall be eligible to participate in the Greenwich Kahala Aviation Ltd. 2011 Equity Incentive Plan (the “Equity Plan”) pursuant to the terms of the Equity Plan.

(d)     Withholding. All taxable compensation payable to Executive pursuant to this Agreement shall be subject to any applicable withholding taxes and such other taxes as are required under Federal law or the law of any state or governmental body to be collected with respect to compensation paid by the Company to Executive.

4.     BENEFITS AND PERQUISITES.

(a)     Retirement and Welfare Benefits. During the Term, Executive shall be eligible to participate in all fringe benefits and perquisites, and all health, welfare, life insurance, disability, retirement and other benefit plans , and such other benefit plans and arrangements as are made available to the Company’s senior executives during the Term (subject to the Executive’s satisfaction of all eligibility requirements). The benefits described herein shall be subject to the applicable terms of the applicable plans and shall be governed in all respects in accordance with the terms of such plans as from time to time in effect. Nothing in this Section 4, however, shall require the Company to maintain any benefit plan or provide any type or level of benefits to its current or former employees, including Executive.

(b)     Paid Time Off. During the Term, Executive shall be entitled to 20 paid vacation days per full calendar year. To the extent such paid vacation days are not used during a calendar year, such unused days may be carried over from year to year, up to a cumulative maximum of 20 accrued vacation days, and otherwise in accordance with the Company’s vacation policies as in effect from time to time.

(c)     Reimbursement of Expenses. The Company shall reimburse Executive for any and all expenses reasonably incurred by Executive during the Term in performing Executive’s duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.

(d)     Reimbursement of Legal Expenses. The Company shall pay or reimburse Executive for legal fees and expenses reasonably incurred by Executive in connection with the negotiation and execution of this Agreement, subject to Executive’s appropriate documentation of such legal expenses.

5.     TERMINATION; DEATH AND DISABILITY. The Term and Executive’s employment hereunder may be terminated (1) by the Company for “Cause” (as defined and determined below), effective on the date on which a written notice to such effect (a “Cause Termination Notice”) is delivered to Executive; (2) by the Company at any time without Cause (which includes pursuant to an election by the Company not to renew the Term, the written notice (pursuant to Section 2) of which shall be deemed a notice of termination of Executive’s employment hereunder), effective sixty (60) days following the date on which a written notice to such effect is delivered to Executive or, at the election of the Company in its sole discretion, such earlier date as is reasonably designated by the Company, provided that the Company shall continue to pay Executive’s Base Compensation for sixty (60) days following such notice of termination; (3) by Executive for “Good Reason” (as defined and determined below), effective sixty (60) days following the date on which a written notice to such effect is delivered to the Company; or (4) by Executive at any time without good reason, effective sixty (60) days following the date on which a written notice to such effect is delivered to the Company (or its successors). Upon any termination of Executive’s employment hereunder, Executive shall be entitled to receive the following: (i) any accrued but unpaid Base Compensation (to be paid as provided in Section 3(a)); (ii) reimbursement for expenses incurred by Executive prior to the date of termination in accordance with Section 4(c) hereof; and (iii) vested benefits, if any, to which Executive may be entitled in accordance with the Company’s employee benefit plans as of the date of termination, and any additional amounts or benefits due under any applicable plan, program, agreement or arrangement of the Company or its Affiliates (such plans, programs, agreements and arrangements, collectively, “Company Arrangements” and the amounts and benefits described in clauses (i) through (iii) above, collectively, the “Accrued Benefits”). Accrued Benefits under this Section 5 shall in all events be paid in accordance with the Company’s payroll procedures, expense reimbursement procedures or plan terms, as applicable.

(a)     Termination by the Company for Cause or by Executive without Good Reason. If Executive’s employment hereunder is terminated during the Term by the Company for Cause or by Executive without Good Reason, Executive shall not be entitled to any further compensation or benefits other than the Accrued Benefits.

(b)     Termination by the Company without Cause or by Executive With Good Reason. If Executive’s employment hereunder is terminated during the Term (I) by the Company (A) other than for Cause, and other than due to Executive’s death or “Disability” (as defined below) or (B) as a result of the Company’s non-renewal of the Term, or (II) by Executive with Good Reason, then Executive shall be entitled to (1) the Accrued Benefits and (2) upon Executive’s execution of a general release of claims that is substantially in the form attached hereto as Exhibit A (the “Release”) unless a change in applicable law requires different language to achieve the same result as the current language would achieve if executed as of the date of this Agreement, and the expiration of the applicable revocation period with respect to such Release within sixty (60) days following the date of termination, and provided that Executive does not materially breach the restrictive covenants set forth in Section 6 hereof or in any other agreement between Executive and the Company or to which Executive is a party (including, without limitation, any restricted stock agreement between the Company and Executive (collectively, “Restrictive Covenants”)) or any other ongoing obligation to which Executive is subject as of the date of termination:

(i)     an amount equal to two times the Base Compensation then in effect for the year in which the termination occurs, to be paid in equal installments in accordance with the regular payroll practices of the Company over a 12-month period commencing on the first payroll date following the date of termination, but with the first actual payment to be made on the 60th day following the date of termination, which payment shall consist of all amounts otherwise payable to the Executive pursuant to this subsection (i) between the date of termination and the 60th day following the date of termination;

(ii)     an amount equal to (x) the Target Annual Bonus, multiplied by (y) a fraction, the numerator of which is the number of calendar days in such year that Executive was employed hereunder, and the denominator of which is 365 (the “Pro Rata Bonus”), which amount shall be paid in a cash lump sum on the 60th day following the date of termination; provided, however, in the event that Executive becomes a participant in an annual bonus plan adopted by the Company that is intended to comply with Section 162(m) of the Code (the “Bonus Plan”), the amount shall instead be equal to the annual bonus that the Executive would have been entitled to receive pursuant to the terms and conditions of the Bonus Plan had his employment continued through the applicable payment date, multiplied by the fraction set forth in clause (y) above, and payable at such time as bonuses are paid to employees generally pursuant to the Bonus Plan; and

(iii)     immediate vesting (and, if applicable, payment) of all outstanding unvested Equity Awards.

(c)     Termination in Connection with a Change of Control. If Executive’s employment hereunder is terminated during the Term (I) by the Company (A) other than for Cause, and other than due to Executive’s death or Disability, or (B) as a result of the Company’s non-renewal of the Term, or (II) by Executive with Good Reason, in any case within 120 days prior to, or within one year following, a Change of Control (as defined below), provided that no Change of Control shall be deemed to occur unless the relevant transaction constitutes a change of control event under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then Executive shall be entitled to (i) the Accrued Benefits and (ii) upon Executive’s execution of the Release, and the expiration of the applicable revocation period with respect to such Release within sixty (60) days following the date of termination, and provided that Executive does not materially breach the Restrictive Covenants or any other ongoing obligation to which Executive is subject as of the date of termination:

(i)     an amount equal to one and one half times the sum of (a) the Base Compensation then in effect and (b) the Target Annual Bonus for the year in which the termination occurs, to be paid in a lump sum on the 60th day following the date of termination;

(ii)     the Pro-Rata Bonus, to be paid in a cash lump sum on the 60th day following the date of termination; and

(iii)     immediate vesting (and, if applicable, payment) of all outstanding unvested Equity Awards.

Notwithstanding the foregoing, in the event that Executive’s termination pursuant to this Section 5(c) occurs within 120 days prior to a Change in Control, to the extent required to avoid adverse tax consequences under Section 409A of the Code, Executive shall receive the payments and benefits set forth in Section 5(c)(i) and (iii), respectively, pursuant to the applicable schedules set forth in Sections 5(b)(i) and (iii), respectively.

(d)     Death or Disability. If Executive dies or becomes Disabled, then Executive shall be entitled to (i) the Accrued Benefits and (ii) upon Executive’s (or his estate’s) execution of the Release, and the expiration of the applicable revocation period with respect to such Release within sixty (60) days following the date of termination, and provided that Executive does not materially breach the Restrictive Covenants or any other ongoing obligation to which Executive is subject as of the date of termination, a Pro Rata Bonus, to be paid in a cash lump sum on the 60th day following the date of termination.

(e)     Welfare Benefit Continuation. In the event that Executive’s employment hereunder is terminated other than (i) by the Company for Cause or (ii) by Executive without Good Reason, the Company shall reimburse Executive or his beneficiary for the full amount of the COBRA premiums incurred by Executive or his beneficiary during the 12 month period following the date of such termination, provided that (A) such reimbursement does not result in adverse tax consequences to the Company under Section 105(h) of the Code or otherwise and (B) such reimbursement shall immediately cease in the event that Executive becomes eligible to participate in the health insurance plan of a subsequent employer or other service recipient.

(f)     Definitions. For purposes of this Agreement:

“Affiliate” means an affiliate of the Company (or other referenced entity, as the case may be) as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

“Cause” means (i) the Executive (A) committed an act of fraud or material malfeasance that (B) caused material harm to the business or reputation of the Company, based, with regard to both (A) and (B), on reliable information, (ii) Executive’s conviction, or entering a plea of guilty or nolo contendere for the commission of a felony or a crime involving material dishonesty, (iii) Executive’s gross or willful misconduct in connection with Executive’s employment that is materially detrimental to the Company or any Affiliate, (iv) the continued failure by the Executive substantially to perform his duties and obligations to the Company or any Affiliate (other than any such refusal resulting from his incapacity due to physical or mental illness), (v) Executive’s commission of any material breach of any of the Restrictive Covenants, or (vi) Executive’s material breach of any (A) reasonable and lawful directive of the Board, or (B) written policy of the Company of which Executive has first received notice. Notwithstanding the foregoing, “Cause” to terminate Executive’s employment shall not exist unless (a) a written notice has first been delivered to Executive by the Board (the “Cure Notice”), which Cure Notice (1) specifically identifies the event(s) the Board believes constitutes Cause and (2) provides 30 days from the date of such Cure Notice for Executive to cure such circumstances (the “Cure Period”) and (b) the Executive has failed to timely cure such circumstances; provided that with respect to clauses (i) and (ii) of this paragraph, the Board shall not be required to deliver a Cure Notice and such termination shall be effective immediately upon the delivery of a Cause Termination Notice, and provided further, that with respect to clause (iv), the Executive shall be entitled during the Term to one cure right during any three-year period. If (other than in the case of clauses (i) or (ii)) Executive fails to timely cure such circumstances in accordance with the foregoing, the Board may send a Cause Termination Notice to Executive, in which case his employment hereunder shall thereupon be terminated for Cause. If any Cure Notice (or in the case of clauses (i) or (ii), Cause Termination Notice) to Executive shall not have been delivered by the Board within ninety (90) days following the date the Board becomes aware of the purported existence of a Cause event, or (other than in the case of clauses (i) or (ii)) any Cause Termination Notice to Executive shall not have been delivered by the Board within thirty (30) days following the end of the Cure Period, than any purported termination of Executive’s employment relating to the applicable events shall not be a termination for Cause under this Agreement.

For purposes of clarification, if the definition of “Cause” set forth above, and the process associated with it, differs from the definition of cause (or similar term), and the associated process, in any stock incentive plan or agreement of the Company or any of its Affiliates, including the Company’s incentive stock award plan or any other such plan or agreement under which a grant of restricted stock shall be made, the definition and process set forth above shall control.

“Change of Control” shall have the same meaning as it has under the Equity Plan.

“Disability” means that Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan, or disability plan, covering employees of the company or an Affiliate of the Company.

“Good Reason” means the occurrence, without the express prior written consent of Executive, of any of the following events: (i) the failure by the Company to pay the Executive a material portion of Executive’s Base Compensation within ten (10) business days of the date such compensation is due, (ii) the relocation of Executive’s principal location of employment, to a location outside a thirty (30) mile radius from Jupiter, FL, (iii) any material diminution of Executive’s duties, responsibilities or authorities hereunder (provided, however, that the consummation of a transaction whereby GKA is no longer publicly held will not by itself constitute such a diminution), (iv) GKA being no longer primarily engaged in investing in aviation and/or aviation related assets, including aviation backed debt instruments, (v) any breach by the Company of any of its material obligations to Executive, or (vi) any failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of its business or assets within 30 days after any reconstruction, amalgamation, combination, merger, consolidation, sale, liquidation, dissolution or similar transaction, unless such assumption occurs by operation of law. Notwithstanding the foregoing, “Good Reason” to terminate Executive’s employment shall not exist unless (a) a written notice has first been delivered to the Board by Executive (the “Good Reason Notice”), which Good Reason Notice (1) specifically identifies the event(s) Executive believes constitutes Good Reason and (2) provides 30 days from the date of such Good Reason Notice for the Board to cure such circumstances (the “Good Reason Period”) and (b) the Board has failed to timely cure such circumstances. If the Board fails to timely cure such circumstances in accordance with the foregoing, Executive may send a notice to the Board that he is terminating his employment for Good Reason (“Good Reason Termination Notice”), in which case his employment hereunder shall thereupon be terminated for Good Reason. If any Good Reason Notice to the Board shall not have been delivered by Executive within ninety (90) days following the date Executive becomes aware of the purported existence of a Good Reason event, or any Good Reason Termination Notice to the Board shall not have been delivered by Executive within thirty (30) days following the end of the Good Reason Period, then any purported termination of Executive’s employment relating to the applicable event shall not be a termination for Good Reason under this Agreement.

(g)     Resignation as Officer or Director. Upon a termination of Executive’s employment hereunder, unless requested otherwise by the Company, Executive shall resign each position (if any) that Executive then holds as an officer of GKA or the Company or as an officer or director of any of their Affiliates.

(h)     Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until the Executive has incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section

409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following an Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

(i)     No Mitigation. The Company agrees that, upon termination of Executive’s employment hereunder, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company under this Agreement or otherwise. Further, no payment or benefit provided for in this Agreement or elsewhere shall be reduced by any compensation earned by the Executive as the result of employment by another employer.

6.     COVENANTS. Executive acknowledges that during the period of his employment with the Company or any Affiliate, he shall have access to the Company’s “Confidential Information” (as defined below) and will meet and develop relationships with the Company’s potential and existing suppliers, financing sources, clients, customers and employees.

(a)     Noncompetition.

(i)     Executive agrees that during the period of his employment with the Company, Executive shall not: (A) directly or indirectly, engage in, manage, operate, control, supervise, or participate in the management, operation, control or supervision of any business or entity which competes with (any such action individually and in the aggregate, to compete with) the Company or any of its subsidiaries (collectively, the “GKA Group”) or serve as an employee, consultant or in any other capacity for such business or entity; (B) have any ownership or financial interest, directly, or indirectly, in any competitor including, without limitation, as an individual, partner, shareholder (other than as a shareholder of a publicly-owned corporation in which the Executive owns less than five percent (5%) of the outstanding shares of such corporation), officer, director, employee, principal, agent or consultant, or (C) serve as a representative of any business organization, other than family owned investment and trading entities (unrelated to the aircraft leasing business); any or all of which, without first obtaining written approval of the GKA Board Chairman. Executive also agrees that as long as he is employed by the Company, he will not undertake the planning or organization of any business activity competitive with the GKA Group. In this regard, Executive acknowledges that the Company’s business, which Executive supports in the performance of his duties and responsibilities, is worldwide in scope, and that, as a result, having a restriction on Executive’s employment which is also worldwide in scope, is a reasonable one.

(ii)     Executive agrees that the provisions of Section 6(a)(i) shall continue to apply for twelve (12) months following the date of termination of Executive’s employment hereunder for any reason, but solely as to businesses and entities that are in the commercial aircraft leasing business, or the business of which constitutes a material part of the Company’s business at the time of Executive’s termination.

(b)     Solicitation of Employees, Etc. Executive agrees that during the period of his employment with the Company and for twelve (12) months thereafter, Executive shall not, directly or indirectly, other than in connection with carrying out his duties during the period of his employment with the Company, solicit or induce any of the employees or consultants of the GKA Group (or individuals who served as employees or consultants of the GKA Group at any time during the preceding six (6) month period): (i) to terminate their employment or relationship with the GKA Group, and/or (ii) to work for the Executive or any competitor of the GKA Group.

(c)     Solicitation of Clients, Etc. Executive agrees that during the period of his employment with the Company and for twelve (12) months thereafter, he will not directly or indirectly, solicit, take away, divert or attempt to divert, the business or patronage of any clients or customers, of the Company, for the purpose of providing services that materially compete with the services provided by the Company at the time of Executive’s termination. For purposes of this Agreement, “services provided by the Company” includes not only services which the Company then provides and/or markets or sells, but also those which it is in the process of researching and/or developing, at the time of Executive’s termination, and/or as to which, at the time of Executive’s termination, the Company has a strategic business plan in place to research, develop and/or market at some time in the future. The restrictions on soliciting or providing services to customers of the Company apply to: (i) any customer or customer contact of the Company with whom Executive has had any business relations during his employment (whether before or after the Effective Date) with the Company; and (ii) any customer or customer contact who was a customer or customer contact of the Company on the date of Executive’s termination from the Company or during the six month period prior to such termination,

(d)     Disparaging Comments. Executive agrees not to make critical, negative or disparaging remarks about the Company or any of its Affiliates, including, but not limited to, comments about any of its assets, services, management, business or employment practices, and not to voluntarily aid or voluntarily assist any person in any way with respect to any third party claims pursued against the GKA Group. The GKA Group agrees to instruct its “executive officers” (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) not to engage in conduct or make statements or representations that are critical, negative or disparaging with respect to Executive, Executive’s business or Executive’s personal reputation. If called to provide information to any actual or prospective subsequent employer of Executive, the Company will only disclose those matters covered in public filings, and that Executive’s departure was mutually agreeable. Nothing in this Section 6(d) will prevent Executive or the Company from responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process or from providing information required to be disclosed by relevant statute or regulation.

(e)     Confidentiality. The Company and the Executive acknowledge that:

(i)     The Company’s business is highly competitive;

(ii)     The essence of that portion of the Company’s business in which Executive will be involved consists, in large degree, of , proprietary or confidential business or financial affairs information, materials, business plans, pricing, customer lists, computer technology, personnel information regarding its employees, and confidential and proprietary business and client relationships (all of the foregoing will be referred to collectively as “Trade Secrets”), which have been developed at great investment of time and resources by the GKA Group so as to engender substantial good will of the Company, all of which are and will be the exclusive property of the Company, protected and kept secret by the Company; and

(iii)     Without limiting Executive’s obligations under the foregoing, Executive agrees that Executive shall keep secret and retain in strictest confidence and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company, all Trade Secrets and confidential information of and confidential matters (whether available in written, electronic form or orally) relating to (A) the GKA Group’s pricing and business (including, without limitation, the strategies employed by and the actual investments of any member of the GKA Group, the contemplated business strategies and/or investments of any member of the GKA Group, the financial performance of any fund managed by any member of the GKA Group or any investment thereof, Research and development operations, systems, databases, computer programs and software, designs, models, operating procedures, knowledge of the organization, products (including process, costs, sales or content), processes, techniques, machinery, contracts (including, without limitation, sale, lease and purchase contracts, all preliminary or ancillary documents related thereto (including letters of intent, term sheets and the like) and correspondence related thereto), financial information or disclosed prospective customers, identities or individual contacts of business entities which are customers or disclosed prospective customers of the Company, cost, leasing, financing and other pricing considerations relevant to the business activities of the Company, maintenance and servicing information or aircrafts, business or business relationships, (B) all corporations or other business organizations in which the GKA Group has or has had an investment and (C) third parties learned by Executive heretofore or hereafter directly or indirectly in connection with Executive’s employment with the Company or from the GKA Group (the “Confidential Information”). In consideration of, and as a condition to, continued access to Confidential Information and without prejudice to or limitation on any other confidentiality obligation imposed by agreement or law, Executive hereby agrees to undertake to use and protect Confidential Information in accordance with restriction placed on its use or disclosure. Without limiting the foregoing, Executive shall not disclose Confidential Information to anyone outside of the GKA Group except with the Company’s express written consent.

(iv)     Executive acknowledges that the Company’s rights in its Trade Secrets and Confidential Information would be misappropriated should the Executive use or disclose to others the Trade Secrets and/or Confidential Information outside the scope of his employment pursuant to this Agreement.

(v)     Executive agrees that during the period of his employment with the Company, Executive shall not directly or indirectly, use, disseminate, or disclose, in whole or in part, any of the GKA Group’s Trade Secrets or Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, other than (A) in the regular and proper scope and course of Executive’s employment with Company, or (B) as required by law, provided, however, that Executive will give Company reasonable advance notice of any such disclosure or use that is required by law.

(vi)     As used in this Agreement, each of the terms “Trade Secrets” and “Confidential Information” will not include any information that becomes generally known to the public or within the relevant trade or industry unless it becomes known due to Executive’s violation of this Agreement.

(f)     Cooperation. Executive agrees that for a period of 4 years following the termination of his employment, Executive will cooperate in all reasonable respects with the Company and its Affiliates in connection with any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against the Company or any of its Affiliates, to the extent the Company reasonably deems Executive’s cooperation necessary. Executive shall be reimbursed for all reasonable out-of-pocket expenses incurred by Executive as a result of such cooperation. With respect to any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought against Executive in connection with his employment by the Company, the Company will honor, and proceed in accordance with, its bylaws as in effect from time to time.

(g)     No Limitation. Nothing contained in this Section 6 shall limit any common law or statutory obligation that Executive may have to the Company or any of its Affiliates. For purposes of all provisions of this Section 6, the “Company” refers to the Company and any incorporated or unincorporated Affiliates of the Company, including any entity which becomes Executive’s employer as a result of any reorganization or restructuring of the Company for any reason.

(h)     Acknowledgement. Executive agrees and acknowledges that each restrictive covenant in this Section 6 is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its Affiliates, imposes no undue hardship on Executive, is not injurious to the public, and that, notwithstanding any provision in this Agreement to the contrary, any violation of this restrictive covenant shall be specifically enforceable in any court of competent jurisdiction. Executive agrees and acknowledges that a portion of the compensation paid to Executive under this Agreement will be paid in consideration of the covenants contained in this Section 6, the sufficiency of which consideration is hereby acknowledged. If any provision of this Section 6 as applied to Executive or to any circumstance is adjudged by a court with jurisdiction upon short notice to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provisions of this Section 6. If the scope of any such provision, or any part thereof, is too broad to permit enforcement of such provision to its full extent, Executive agrees that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. Executive agrees and acknowledges that the breach of this Section 6 will cause irreparable injury to the Company and upon breach of any provision of this Section 6, the Company shall be entitled to seek injunctive relief, specific performance or other equitable relief by any court with jurisdiction upon short notice; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages). Each of the covenants in this Section 6 shall be construed as an agreement independent of any other provisions in this Agreement.

(i)     Wind down of First Greenwich Kahala, Ltd. Nothing in this Agreement shall prohibit Executive from engaging in the activities on behalf of First Greenwich Kahala, Ltd. described in the section of the Form F-1 Registration Statement of GKA entitled “Conflicts of interest” at page xv.

(j)     No Other Post-Employment Restrictions. There shall be no contractual restrictions on Executive’s post-employment activities, other than those expressly set forth in, or otherwise incorporated into, this Agreement, and the Company shall not attempt to enforce any common law or similar restriction on Executive’s post-employment activities as they relate to the restrictions set forth herein.

(k)     Permitted Statements. Nothing in this Agreement shall restrict either party from making truthful statements (i) when required by law, subpoena, court order or the like; (ii) when requested by a governmental, regulatory, or similar body or entity; or (iii) in confidence to a professional advisor for the purpose of securing professional advice.

7.     SECTION 280G.

(a)     Notwithstanding anything in this Agreement to the contrary, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a “Change in Control” (as defined above) or the termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would not be deductible (in whole or part) by the Company or any Affiliates making such payment or providing such benefit as a result of Section 280G of the Code, or subject the Executive to excise taxes under Section 4999 of the Code, then, to the extent necessary to make such portion of the Total Payments deductible or ensure that no portion of any payment or benefit be considered an “excess parachute payment” under Section 280G of the Code (and after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement), the portion of the Total Payments that do not constitute deferred compensation within the meaning of Section 409A of the Code shall first be reduced (if necessary, to zero), and all other Total Payments shall thereafter be reduced (if necessary, to zero), with cash payments being reduced before non-cash payments, and payments to be paid last being reduced first; provided, however, that such reduction shall only be made if (i) the amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (ii) the amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of the excise tax imposed under Section 4999 of the Code (the “Excise Tax”) on such unreduced Total Payments).

(b)     It is possible that, after the determinations and selections made pursuant to Section 7(a) above, Executive will receive 280G Benefits that are, in the aggregate, either more or less than the amount determined under Section 7(a) above (hereafter referred to as an “Excess Payment” or “Underpayment”, as applicable). If it is established, pursuant to a final determination of an arbitrator pursuant to Section 9(k), or an Internal Revenue Service proceeding, and any appeal therefrom, that has been finally and conclusively resolved, that an Excess Payment has been made, then Executive shall promptly repay the Excess Payment to the Company, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Payment until the date of such repayment. In the event that it is determined (i) by arbitration pursuant to Section 9(k), or (ii) by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor, upon request of either party, that an Underpayment has occurred, the Company shall promptly pay an amount equal to the Underpayment to Executive (but in any event within ten (10) days of such determination), together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive had the provisions of Section 7(a) not been applied until the date of payment.

8.     ASSIGNMENT. This Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and shall bind Executive and Executive’s heirs, executors and administrators. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive, and any such attempted assignment or hypothecation shall be null and void. The Company may assign the rights and obligations of the Company hereunder, in whole or in part, to any of the Company’s Affiliates or parent corporations, or to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or stock or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes the obligations of the Company hereunder.

9.     GENERAL.

(a)     Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of one (1) business day following personal delivery (including personal delivery by telecopy or telex), or the third (3rd) business day after mailing by first class mail to the recipient at the address indicated below:

To the Company:

Greenwich Kahala Aviation Ltd. Fitzwilliam Hall Fitzwilliam Place Dublin 2, Ireland Attention: Chief Financial Officer

To Executive:

Gerald Sherman, at the address shown in the Company’s personnel records or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

(b)     Severability. Any provision of this Agreement which is deemed by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable by a court of competent jurisdiction because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(c)     Entire Agreement. This document, together with all restrictive covenants in any and all agreements between Executive and the Company or to which Executive is a party (other than any such provisions contained in the Original Agreement) constitute the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and except as otherwise explicitly set forth in this Agreement, supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral, including but not limited to the Original Agreement, which is hereby terminated and superseded in its entirety.

(d)     Counterparts. This Agreement may be executed on separate counterparts, any one (1) of which need not contain signatures of more than one (1) party, but all of which taken together will constitute one and the same agreement. Signatures delivered by facsimile or “pdf” shall be effective for all purposes.

(e)     Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by all parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(f)     Choice of Law; Jurisdiction. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the laws of the State of New York without giving effect to principles of conflicts of law of such state. Subject to Section 9(k), below, any dispute or other controversy arising under this Agreement must be finally adjudged or determined in any court or courts of the State of Florida or any Federal court of the United States of America sitting in Palm Beach County, Florida, or any appellate court from any thereof. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any Florida or Federal court of the United States of America sitting in Palm Beach County, Florida, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Florida or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Florida or Federal court of the United States of America sitting in Palm Beach County, Florida. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(g)     Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.

(h)     Waiver. The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(i)     Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

(j)     Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(k)     Arbitration. Except as necessary for the Company and its Affiliates, successors or assigns or Executive to specifically enforce or enjoin a breach of this Agreement, the parties agree that any and all disputes that may arise between them (“Covered Disputes”) including without limitation disputes arising out of or relating to this Agreement, any other

Company Arrangement, Executive’s services on behalf of the Company or any of its Affiliates, or the termination of such services, shall be resolved by binding arbitration in New York City, under the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association. The parties agree that each party shall bear its or his own expenses incurred in connection with any such dispute; provided that, the non-prevailing party in any such dispute shall reimburse the prevailing party for the amount of reasonable attorneys’ fees incurred by the prevailing party with respect to such dispute, upon the prevailing party providing the non-prevailing party with a detailed statement of such fees. This arbitration obligation extends to any and all claims that may arise by and between the parties and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

10.     REPRESENTATIONS. Each party represents and warrants that (a) such party is not subject to any contract, arrangement, agreement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits such party’s ability to enter into and fully perform such party’s obligations under this Agreement; (b) such party is not otherwise unable to enter into and fully perform such party’s obligations under this Agreement; and (c) upon the execution and delivery of this Agreement by both parties, this Agreement shall be such party’s valid and binding obligation, enforceable against such party in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

11.     INCONSISTENCIES. In the event of any inconsistency between any provision of this Agreement and any provision of any other Company Arrangement, the provisions of this Agreement shall control to the extent more favorable to Executive unless Executive otherwise agrees in a writing that expressly refers to the provision of this Agreement whose control he is waiving.

12.     BENEFICIARIES/REFERENCES. Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

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IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

Greenwich Kahala USA, Inc

By: ___________________________________________________________________
Name:
Title:

EXECUTIVE
______________________________________________________________

Exhibit A

EXECUTIVE MUST SIGN THIS AGREEMENT
ON OR AFTER HIS LAST DAY OF EMPLOYMENT

GENERAL RELEASE OF CLAIMS

This Release of Claims (this “Agreement”) is entered into by and between Greenwich Kahala USA, Inc (the “Company”), and _____________ (“Executive”) on the below-indicated date.

WHEREAS, Executive and the Company entered into an Employment Agreement dated as of ________ (the “Employment Agreement”), that provides Executive certain severance and other benefits in the event of certain terminations of Executive’s employment;

WHEREAS, Executive’s employment has so terminated; and

WHEREAS, pursuant to Sections 5(b), (c) and (d) of the Employment Agreement, a condition precedent to Executive’s entitlement to certain severance and other benefits thereunder is his agreement to this Agreement.

NOW, THEREFORE, in consideration of the severance and other benefits provided under the Employment Agreement, the sufficiency of which Executive hereby acknowledges, Executive agrees as follows:

1.	Executive General Release of Claims. Executive, on Executive’s own behalf and on behalf of Executive’s estate, heirs, family members, successors and assigns, hereby voluntarily, knowingly and willfully forever releases and discharges the Company and each of its affiliates, successors, assigns, employees, officers, directors, representatives, shareholders, agents and all persons acting by, through, under or in concert with the Company in both their official and personal capacities (the “Releasees”) from any and all claims, whether or not known, accrued, vested or ripe, that Executive has or may have against the Releasees arising (i) from the beginning of time through the date upon which Executive signs this Agreement, and (ii) from or in any way related to Executive’s employment with the Company or the termination of that employment relationship, including, but not limited to, any such claim for an alleged violation of the following statutes and court-made legal principles:

o	Title VII of the Civil Rights Act of 1964, as amended;

o	The Civil Rights Act of 1991;

o	Any claim arising under the provisions of the False Claims Act, 31 U.S.C.A. § 3730, including, but not limited to, any right to personal gain with respect to any claim asserted under its “qui tam” provisions;

o	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

o	The Employee Retirement Income Security Act of 1974, as amended;

o	The Immigration Reform and Control Act, as amended;

o	The Americans with Disabilities Act of 1990, as amended;

o	The Age Discrimination in Employment Act of 1967, as amended;

o	The Older Workers’ Benefit Protection Act of 1990, as amended;

o	The Workers Adjustment and Retraining Notification Act, as amended;

o	The Occupational Safety and Health Act, as amended;

o	The Florida Civil Rights Act;

o	Florida labor laws;

o	any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

o	any claims arising out of or related to an express or implied employment contract (including, without limitation, the Employment Agreement, or a covenant of good faith and fair dealing;

o	any public policy, contract, tort, or common law; or

o	any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding the foregoing, nothing in this Agreement shall release or waive any rights or claims Executive may have: (i) for indemnification under any written indemnification agreement by and between Executive and the Company and/or under applicable law or the Company’s charter or bylaws; (ii) under any applicable insurance coverage(s) (including but not limited to directors’ and officers’ liability insurance coverage); or (iii) to entitlements, payments and benefits due under Sections 5, 6, 7 or 9(k) of the Employment Agreement and with respect to any accrued and vested benefits under any tax-qualified retirement plans.

2.	Company General Release of Claims. The Company also agrees to waive all known or unknown claims against Executive, but such waiver shall exclude, whether known or unknown: (a) any claims arising out of alleged criminal or fraudulent conduct by Executive in connection with his activities as an employee of the Company and (b) a violation of any securities or other governmental laws, rules or regulations relating to Executive’s duties as an employee of the Company. Notwithstanding the foregoing, the Company does not release its right to have Executive perform his obligations under this Agreement (including, without limitation, his obligations under Section 5 hereof).

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3.	Affirmations. Executive affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Company or the other Releasees in any forum or form. Executive furthermore affirms that Executive has no known workplace injuries or occupational diseases, and has been provided and has not been denied any leave requested under the Family and Medical Leave Act. Executive disclaims and waives any right of reinstatement with the Company.

4.	Benefits and COBRA. Except as otherwise provided in this Section 4, effective as of his last day of employment with the Company, Executive will cease all health benefit coverage and other benefit coverage provided by the Company. Executive acknowledges that the Company has advised Executive of any rights that Executive or his eligible dependants may have under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

5.	Restrictive Covenants. Executive and the Company acknowledge and agree that each of the restrictive covenants to which Executive is subject as of the date hereof (including without limitation, the provisions set forth in Section 6 of the Employment Agreement) shall continue to apply in accordance with their terms for the applicable periods with respect thereto.

6.	Public Filings; Press Releases. The Company will disclose the existence and terms of this Agreement, and will file this Agreement with the Securities and Exchange Commission in satisfaction of its reporting obligations under the Securities Exchange Act of 1934, as amended.

7.	Return of Personal Property. Executive has returned to the Company all items of the Company’s property in Executive’s possession.

8.	Notices. All notices, demands, consents or communications required or permitted hereunder shall be in writing. Any notice, demand or other communication given under this Agreement shall be deemed to be given if given in writing (including facsimile or similar transmission) addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the sender) and if either (a) actually delivered in fully legible form to such address or (b) in the case of a letter, five (5) days shall have elapsed after the same shall have been deposited in the United States mail, with first-class postage prepaid and registered or certified:

To the Company:

Greenwich Kahala USA, Inc. c/o Greenwich Kahala Aviation, Ltd. Fitzwilliam Hall Fitzwilliam Place Dublin 2, Ireland Attention: Chief Financial Officer

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To Executive:____________________ At address currently on the Company’s records

9.	Governing Law and Interpretation. This Agreement shall be governed and controlled by and in accordance with the laws of the State of New York without regard to its conflict of laws provision. In the event Executive or the Company breaches any provision of this Agreement, Executive and the Company affirm that either may institute an action to specifically enforce any term or terms of this Agreement. Venue for any action brought to enforce the terms of this Agreement or for breach thereof shall lie in any court of competent jurisdiction in New York City. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. The Parties affirm that this Agreement is the product of negotiation and agree that it shall not be construed against either Party on the basis of sole authorship.

10.	No Admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration set forth in the Employment Agreement shall be deemed or construed at any time for any purpose as an admission by any party of any liability, wrongdoing or unlawful conduct of any kind.

11.	Amendment. This Agreement may not be modified, altered or changed except upon express written consent of Executive and the Company.

12.	Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties, except with respect to certain provisions of other prior agreements specifically incorporated by reference herein. Each party acknowledges that such party has not relied on any representations, promises, or agreements of any kind made to such party in connection with the other party’s decision to enter into this Agreement, except for those set forth in this Agreement.

13.	Consultation with Attorney; Voluntary Agreement. Executive acknowledge that (a) the Company has advised Executive of Executive’s right to consult with an attorney of Executive’s own choosing prior to executing this Agreement, (b) Executive has carefully read and fully understands all of the provisions of this Agreement, (c) Executive is entering into this Agreement, including the releases set forth in Section 1, knowingly, freely and voluntarily in exchange for good and valuable consideration and (d) Executive would not be entitled to the benefits described in the applicable sections of the Employment Agreement in the absence of this Agreement.

14.	Revocation. Executive acknowledges that Executive has been given twenty-one (21) calendar days to consider the terms of this Agreement, although Executive may sign it sooner. Executive agrees that any modifications, material or otherwise, made to this

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agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period. Executive will have seven (7) calendar days from the date on which Executive sign this Agreement to revoke Executive’s consent to the terms of this Agreement. Such revocation must be in writing and sent via by hand delivery or facsimile to Greenwich Kahala USA, Inc. c/o Greenwich Kahala Aviation, Ltd, Fitzwilliam Hall, Fitzwilliam Place, Dublin 2, Ireland, Attention: Chief Financial Officer. Notice of such revocation must be received within the seven (7) calendar days referenced above. In the event of such revocation by Executive, this Agreement shall not become effective and Executive shall not have any rights under Sections 5(b), (c) or (d) of the Employment Agreement. Provided that Executive does not revoke this Agreement within such seven-day period, this Agreement shall become effective on the eighth calendar day after the date on which Executive signs this Agreement.

IN WITNESS WHEREOF, Executive knowingly and voluntarily executed this Agreement as of the below-written date

EXECUTIVE

By:_____________________________________	______________________________
Date

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